Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-260597), Form S-3 (File No.’s 333-268487, 333-269393 and 333-271240) and Form S-8 (File No.’s. 333-265427, and 333-272592) of our report dated April 1, 2024, except for Notes 3 and 26, as to which the date is April 15, 2025 relating to the financial statements of The Arena Group Holdings, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

New York, NY

April 15, 2025